Exhibit 99.1

NEWS RELEASE

Corporate Offices:

1328 Racine Street

Racine, WI 53403

FOR IMMEDIATE RELEASE

Contact: Jeffrey S. Knutson
(262) 638-4242

TWIN DISC, INC. ANNOUNCES FISCAL 2022

FOURTH QUARTER FINANCIAL RESULTS

●    Fourth quarter sales up 14.8% year-over-year

●    Gross margin increased 410 basis points year-over-year to 31.8%

●    Net income of $7.8 million, or $0.58 per diluted share

●    Twin Disc collaborates with Hinckley Yachts to launch hybrid marine power control system

●    Six-month backlog of $101.2 million at June 30, 2022, up 44.0% from June 30, 2021, as global order rates and end-market demand continue to improve

RACINE, WISCONSIN — September 1, 2022 — Twin Disc, Inc. (NASDAQ: TWIN), today reported financial results for the fiscal 2022 fourth quarter ended June 30, 2022.

Sales for the fiscal 2022 fourth quarter were $76.0 million, compared to $66.2 million for the same period last year. The 14.8% year-over-year increase in 2022 fourth quarter sales was primarily due to improving demand within the Company’s global oil and gas, industrial and marine markets compared to the same period last fiscal year. The positive impact of improving market conditions was partially offset by global supply chain challenges, which continued to limit sales growth during both the fiscal 2022 fourth quarter and full year. Proactive pricing actions that started in the fiscal 2022 third quarter continued to help offset inflationary cost increases in previous quarters and contributed to incremental sales as well as a strong recovery in gross margin performance. Foreign currency exchange had a $5.1 million unfavorable impact on fiscal 2022 fourth quarter sales and a $8.5 million unfavorable impact on fiscal 2022 full year sales. For the fiscal 2022 full year, sales increased 11.1% to $242.9 million from $218.6 million for fiscal 2021.

John H. Batten, President and Chief Executive Officer, commented: “Our strong fourth quarter financial results and operating performance are encouraging and reflect improving market conditions across our global end markets, as well as the success of growth strategies and the initiatives underway to improve profitability. The positive momentum during the fourth quarter was especially strong, as we continued to successfully navigate challenging raw material, component, and supply chain conditions. I am also pleased with the significant improvement we experienced in profitability as a result of the successful pricing initiatives we put in place last quarter, the benefits of our strategies to improve manufacturing efficiencies, including our recently opened Lufkin, Texas production facility, along with an increase in aftermarket components and oil and gas transmission systems. As a result, fourth quarter net income was at the highest quarterly net income since the third quarter of fiscal 2012.”

“Our six-month backlog at June 30, 2022, was $101.2 million, compared to $70.3 million at June 30, 2021, and $108.9 million at March 25, 2022. We believe the 44.0% increase in our six-month backlog over the past 12 months indicates a significant improvement in underlying trends across our global markets. Improving oil and gas market conditions are supporting strong aftermarket component sales, as well as growing demand for new oil and gas transmission systems from pressure pumping customers in North America. As a result, we expect to benefit throughout fiscal 2023 from renewed investments from North American pressure pumping operators.”

Mr. Batten concluded: “An important component of our long-term growth strategy is to become a leading supplier of hybrid power control systems for industrial and marine applications. We recently reached an important milestone with the launch and commercialization of Twin Disc’s first marine based hybrid power control system through a collaboration with Hinckley Yachts. Through our partnership, we helped develop Hinckley Yachts’ SilentJetTM hybrid technology, and we are excited to be part of Hinckley Yachts’ cutting-edge naval architecture. Overall, our strong fourth-quarter results and favorable outlook demonstrate our continued focus on supporting our customers, modernizing our operations, diversifying our end markets and geographies, and investing in new products. I am encouraged by the direction we are headed and believe fiscal 2023 will be a strong year of sales growth and profitability.”

Gross profit percent for the fiscal 2022 fourth quarter was 31.8%, compared to 27.7% in the fiscal 2021 fourth quarter, while gross profit dollars increased 32.1%. The 410-basis point increase in gross profit percentage for the fiscal 2022 fourth quarter compared to the fiscal 2021 fourth quarter, was primarily due to improved efficiencies, prudent selling price adjustments to offset higher raw material prices, and a more profitable mix of sales. For the fiscal 2022 full year, gross profit percent was 28.3%, compared to 23.3% for the fiscal 2021 full year.

For the fiscal 2022 fourth quarter, marketing, engineering and administrative (ME&A) expenses increased $0.6 million to $17.3 million, compared to $16.7 million for the fiscal 2021 fourth quarter. As a percent of net sales, for the fiscal 2022 fourth quarter, ME&A expenses improved 250 basis points to 22.8%, compared to 25.3% for the fiscal 2021 fourth quarter. The 3.5% dollar increase in ME&A expenses in the quarter was primarily due to the absence of a prior year Employee Retention Credit and a broad-based inflationary impact, partially offset by an exchange driven decrease. For the fiscal 2022 full year, ME&A expenses increased $4.3 million, or by 7.8%, to $60.1 million, compared to $55.7 million for the fiscal 2021 full year. As a percent of net sales, for the fiscal 2022 full year, ME&A expenses improved 80 basis points to 24.7%, compared to 25.5% for the fiscal 2021 full year.

Twin Disc recorded a restructuring benefit of $0.6 million in the fiscal 2022 fourth quarter, compared to restructuring charges of $6.6 million in the same period last fiscal year. The reversal of restructuring expenses for the fiscal 2022 fourth quarter was due to an adjustment to previous restructuring efforts at the Company’s Belgium manufacturing facility. For the fiscal 2022 full year, the Company recorded restructuring charges of $1.0 million, compared to $7.4 million for the fiscal 2021 full year.

During the fiscal 2021 fourth quarter, Twin Disc received full forgiveness of the Company’s Small Business Administration Paycheck Protection Program (“PPP”) loan in the amount of approximately $8.2 million, which was received pursuant to the Coronavirus Aid, Relief and Economic Security Act. This amount is reflected as income from extinguishment of loan in the consolidated statement of operations.

During the fiscal 2022 first quarter, Twin Disc completed a sale leaseback of its Rolla production facility in Switzerland for net proceeds of $9.1 million, which resulted in a gain of $2.9 million and was recorded in other operating income for the full year period.

For the fiscal 2022 fourth quarter and full year, Twin Disc recorded other income of $0.7 million and $1.3 million, respectively, primarily attributable to translation gains related to Euro denominated liabilities. For the fiscal 2021 fourth quarter and full year, Twin Disc recorded other expenses of $1.1 million and $3.4 million, respectively, also attributable to exchange rate movements related to Euro denominated liabilities.

The effective tax rate for fiscal 2022 was 17.8% compared to -200.0% for fiscal 2021. During the prior fiscal year, the Company recorded a full domestic valuation allowance due to continued historical domestic losses and uncertain future domestic earnings, reducing the effective tax rate by 248.2%.

Net income attributable to Twin Disc for the fiscal 2022 fourth quarter was $7.8 million, or $0.58 per diluted share, compared to a net loss of $(21.5 million), or $(1.62) per diluted share, for the fiscal 2021 fourth quarter. For the fiscal 2022 full year, net income attributable to Twin Disc was $8.1 million, or $0.60 per diluted share, compared to net loss of $(29.7 million), or $(2.24) per diluted share for the fiscal 2021 full year.

Earnings before interest, taxes, depreciation and amortization (EBITDA)* was $10.6 million for the fiscal 2022 fourth quarter, compared to $4.9 million for the fiscal 2021 fourth quarter. For the fiscal 2022 full year, EBITDA was $21.6 million compared to EBITDA of $3.6 million for the fiscal 2021 full year.

Jeffrey S. Knutson, Vice President – Finance, Chief Financial Officer, Treasurer and Secretary stated, “We expect to generate higher levels of positive operating cash flow during fiscal 2023, which over the near term we will allocate to pay down debt, strengthen our balance sheet, and invest in our operations and growth initiatives. In addition, we believe current working capital levels will support near-term sales growth, and we are focused on reducing inventory levels throughout fiscal 2023. We anticipate the sale of our corporate headquarters during fiscal 2023, which is expected to save $0.7 million in annual operating expenses. We also continue to pursue strategies that modernize our global facilities, and we are planning to invest approximately $12 million - $15 million in capital expenditures during fiscal 2023.”

Twin Disc will be hosting a conference call to discuss these results and to answer questions at 11:00 a.m. Eastern Time on, September 1, 2022. To participate in the conference call, please dial 877-407-9039 five to ten minutes before the call is scheduled to begin. A replay will be available from 2:00 p.m. September 1, 2022, until midnight September 8, 2022. The number to hear the teleconference replay is 844-512-2921. The access code for the replay is 13731795.

The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, access Twin Disc's website at http://ir.twindisc.com and follow the instructions at the webcast link. The archived webcast will be available shortly after the call on the Company's website.

About Twin Disc, Inc.

Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment. Products offered include marine transmissions, azimuth drives, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems. The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets. The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network. For more information, please visit www.twindisc.com.

Forward-Looking Statements

This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Risk factors also include the effects of the COVID-19 pandemic, and any impact the COVID-19 pandemic may have on the Company’s business operations, as well as its impact on general economic and financial market conditions.

*Non-GAAP Financial Disclosures

Financial information excluding the impact of asset impairments, restructuring charges, foreign currency exchange rate changes and the impact of acquisitions, if any, in this press release are not measures that are defined in U.S. Generally Accepted Accounting Principles (“GAAP”). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes and acquisitions. Management analyzes the company’s business performance and trends excluding these amounts.  These measures, as well as EBITDA, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

The sum of, net earnings and adding back provision for income taxes, interest expense, depreciation and amortization expenses: this is a financial measure of the profit generated excluding the above-mentioned items.

--Financial Results Follow--

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME (LOSS)

(In thousands, except per-share data; unaudited)

	Quarter Ended		Year Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021

Net sales	$75,974	$66,204	$242,913	$218,581
Cost of goods sold	51,782	47,889	174,101	167,724
Gross profit	24,192	18,315	68,812	50,857

Marketing, engineering, and administrative expenses	17,332	16,750	60,085	55,750
Restructuring (income) expenses	(569)	6,600	973	7,377
Other operating income	(325)	-	(3,282)	-

Income (loss) from operations	7,754	(5,035)	11,036	(12,270)

Interest expense	534	588	2,128	2,358
Income from extinguishment of loan	-	(8,200)	-	(8,200)
Other (income) expense, net	(713)	1,097	(1,321)	3,411
	(179)	(6,515)	807	(2,431)

Income (loss) before income taxes and noncontrolling interest	7,933	1,480	10,229	(9,839)
Income tax expense	66	22,948	1,823	19,681

Net income (loss)	7,867	(21,468)	8,406	(29,519)
Less: Net earnings attributable to noncontrolling interest, net of tax	(88)	(53)	(311)	(200)
Net income (loss) attributable to Twin Disc	$7,779	$(21,521)	$8,095	$(29,719)

Income (loss) per share data:
Basic income (loss) per share attributable to Twin Disc common shareholders	$0.58	$(1.62)	$0.61	$(2.24)
Diluted income (loss) per share attributable to Twin Disc common shareholders	$0.58	$(1.62)	$0.60	$(2.24)

Weighted average shares outstanding data:
Basic shares outstanding	13,399	13,270	13,353	13,247
Diluted shares outstanding	13,456	13,270	13,382	13,247

Comprehensive income (loss):
Net income (loss)	$7,867	$(21,468)	$8,406	$(29,519)
Benefit plan adjustments, net of income taxes of $3, $3,086, $7 and $3,791, respectively	(1,775)	583	(263)	12,113
Foreign currency translation adjustment	(5,234)	(3,008)	(11,593)	5,639
Unrealized gain on hedges, net of income taxes of $0, ($12), $0 and $235, respectively	502	193	2,250	760
Comprehensive income (loss)	$1,360	(23,700)	(1,200)	(11,007)
Less: Comprehensive income (loss) attributable to noncontrolling interest	60	(34)	176	(101)
Comprehensive income (loss) attributable to Twin Disc	$1,300	$(23,734)	$(1,024)	$(11,108)

RECONCILIATION OF CONSOLIDATED NET INCOME (LOSS) TO EBITDA (In thousands; unaudited)
	Quarter Ended		Year Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Net income (loss) attributable to Twin Disc	$7,779	$(21,521)	$8,095	$(29,719)
Interest expense	534	588	2,128	2,358
Income taxes	66	22,948	1,823	19,681
Depreciation and amortization	2,230	2,877	9,547	11,243
Earnings before interest, taxes, depreciation and amortization	$10,609	$4,892	$21,593	$3,563

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands; except per share amounts, unaudited)

	June 30,	June 30,
	2022	2021
ASSETS
Current assets:
Cash	$12,521	$12,340
Trade accounts receivable, net	45,452	39.491
Inventories	127,109	114,967
Assets held for sale	2,968	9,539
Prepaid expenses	7,756	5,704
Other	8,646	9,926
Total current assets	204,452	191,967

Property, plant and equipment, net	41,615	45,463
Right-of-use assets operating leases	12,685	14,736
Intangible assets, net	13,010	17,480
Deferred income taxes	2,178	2,511
Other assets	2,583	3,256

TOTAL ASSETS	$276,523	$275,413

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$2,000	$2,000
Accounts payable	28,536	31,011
Accrued liabilities	50,542	45,549

Total current liabilities	81,078	78,560

Long-term debt	34,543	30,085
Lease obligations	10,575	12,887
Accrued retirement benefits	9,974	11,176
Deferred income taxes	3,802	5,045
Other long-term liabilities	5,363	7,000

Total liabilities	145,335	144,753

Twin Disc shareholders’ equity:
Preferred shares authorized: 200,000; issued: none; no par value	-	-
Common shares authorized: 30,000,000; Issued: 14,632,802; no par value	42,551	40,972
Retained earnings	135,031	126,936
Accumulated other comprehensive loss	(32,086)	(22,615)
	145,496	145,293
Less treasury stock, at cost (965,987and 984,139 shares, respectively)	14,720	15,083

Total Twin Disc shareholders' equity	130,776	130,210

Noncontrolling interest	412	450
Total equity	131,188	130,660
TOTAL LIABILITIES AND EQUITY	$276,523	$275,413

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, unaudited)

	For the Year Ended
	June 30, 2022	June 30, 2021

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$8,406	$(29,519)
Adjustments to reconcile net income (loss) to net cash (used) provided by operating activities:
Depreciation and amortization	9,547	11,243
Gain on extinguishment of loan	-	(8,200	)-
Gain on sale of assets	(3,126)
Restructuring of operations	(1,328)	6,619
Provision for deferred income taxes	(674)	17,655
Stock compensation expense and other non-cash changes, net	2,248	2,154
Net change in operating assets and liabilities	(23,564)	6,576
Net cash (used) provided by operating activities	(8,312)	6,528

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of property, plant and equipment	(4,729)	(4,464)
Proceeds from sale of fixed assets	9,455	102
Proceeds on note receivable	500	1,500
Other, net	675	120
Net cash provided (used) by investing activities	5,901	(2,742)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under revolving loan arrangement	104,473	76,335
Repayments of revolver loans	(95,704)	(78,370)
Repayments of other long-term debt	(3,081)	(1,838	)-
Payments of finance lease obligations	(933)
Payments of withholding taxes on stock compensation	(487)	(224)
Dividends paid to noncontrolling interest	(214)	(220)
Net cash provided (used) by financing activities	4,054	(4,317)

Effect of exchange rate changes on cash	(1,462)	2,183

Net change in cash	181	1,652

Cash:
Beginning of year	12,340	10,688

End of year	$12,521	$12,340